Exhibit 5.1
[Letterhead of Frederic Dorwart, Lawyers]
June 27, 2016
BOK Financial Corporation,
Bank of Oklahoma Tower,
Boston Avenue at Second Street,
Tulsa, OK 74192.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of $150,000,000 aggregate principal amount of 5.375% Subordinated Notes due 2056 (the “Securities”) of BOK Financial Corporation, an Oklahoma corporation (the “Company”), and the issuance of the Securities on the date hereof pursuant to the Indenture, dated as of June 27, 2016 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of New York law, we note that you have received an opinion, dated the date hereof, of Sullivan & Cromwell LLP.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Trustee’s certificate of authentication of the Securities has been manually signed by one of the Trustee’s authorized officers, assumptions we have not independently verified.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Notes” in the Prospectus Supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Frederic Dorwart, Lawyers